Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-215777) pertaining to the Second Amended and Restated 2012 Employee Share Purchase Plan of Fortis Inc. (the “Company”), as amended by the Post-Effective Amendment No. 1 to the Registration Statement, of the following reports:

(i)            our report dated March 15, 2016, with respect to the consolidated balance sheets of the Company as at December 31, 2015 and 2014, and the consolidated statements of earnings, comprehensive income, cash flows and changes in equity for the years then ended, which report is included in the Company’s Registration Statement on Form F-4 (File No. 333-210261) initially filed with the Securities and Exchange Commission (the “Commission”) on March 17, 2016, as amended, and included in the prospectus filed by the Company with the Commission on May 17, 2016 pursuant to Rule 424(b) under the Securities Act of 1933, as amended; and

(ii)           our report dated February 15, 2017, with respect to the consolidated balance sheets of the Company as at December 31, 2016 and 2015, and the consolidated statements of earnings, comprehensive income, cash flows and changes in equity for the years then ended, which report is included in the Company’s Annual Report on Form 40-F for the fiscal year ended December 31, 2016 (File No. 001-37915) initially filed with the Commission on February 16, 2017, as amended.

St. John’s, Canada	/s/ Ernst & Young LLP
May 4, 2017	Chartered Professional Accountants